PARTNERSELECT SBH FOCUSED SMALL-CAP VALUE FUND

LITMAN GREGORY FUNDS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of June 1 2021 by and between LITMAN/GREGORY FUND ADVISORS, LLC (the “Advisor”) and SEGALL BRYANT & HAMILL, LLC (the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor has been retained as the investment adviser to the PartnersSelect SBH Focused Small Cap Value t Fund (the “Fund”), a series of the Litman Gregory Funds Trust (the “Trust”), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Advisor has been authorized by the Trust to retain an investment adviser (an “investment manager”) to serve as portfolio manager for the Fund’s assets; and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and is engaged in the business of supplying investment advisory services as an independent contractor; and

WHEREAS, the Fund and the Advisor desire to retain the Sub-Advisor as an investment manager to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Sub-Advisor desires to furnish said advice and services; and

WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust on behalf of the Fund for purposes of the indemnification provisions of section 11 hereof, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Sub-Advisor.

(a) The Advisor hereby appoints the Sub-Advisor, and the Sub-Advisor hereby accepts such appointment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Advisor and the Trust’s Board of Trustees.

(b) Nature of Fund. The Sub-Advisor and the Advisor both acknowledge that the Fund is a mutual fund that operates as a series of an open-end series investment company under the plenary authority of the Trust’s Board of Trustees. In managing the Fund, the Sub-Advisor shall do so subject always to the plenary authority of the Board of Trustees.

2. Duties of Sub-Advisor.

(a) General Duties. The Sub-Advisor shall act as the sole investment manager to the Fund and shall invest the assets of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s and the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws; the Fund’s prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Advisor or the Trustees of the Trust may impose from time to time in writing to the Sub-Advisor. The Advisor represents that the foregoing documents, as they may be amended from time to time, are consistent with the provisions of law, regulatory policies and organizational documents applicable to the Fund and the Advisor, and the Advisor will notify the Sub-Advisor in the event amendments to the foregoing are needed to conform to any changes in such provisions of law, regulatory policies or organizational documents. The Advisor will furnish to the Sub-Advisor current and complete copies of the Declaration of Trust and By-Laws of the Trust, and the Fund’s current Prospectus and Statement of Additional Information as those documents may be amended from time to time, and will provide the Sub-Advisor with any limitations, policies and procedures reasonably in advance of their adoption. In providing such services, the Sub-Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, and other applicable law. Advisor shall provide to the Sub-Advisor all information with respect to the Fund necessary to enable the Sub-Advisor to maintain compliance with applicable regulations, laws, policies, and restrictions with respect to the Fund.

Without limiting the generality of the foregoing, the Sub-Advisor shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets; (ii) effect the purchase and sale of portfolio securities for the Fund; (iii) determine that portion of the Fund’s assets that will remain uninvested, if any; (iv) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (v) vote proxies, file required ownership reports, and take other actions with respect to the securities in the Fund; (vi) maintain the books and records required to be maintained with respect to the securities in the Fund; (vii) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets which the Advisor, the Trustees, or the officers of the Trust may reasonably request; and (viii) render to the Trust’s Board of Trustees such periodic and special reports with respect to the Fund as the Board may reasonably request.

(b) Brokerage. The Sub-Advisor shall be responsible for broker-dealer selection and for negotiation of brokerage commission rates. For purposes hereof, references to “broker-dealer,” “broker” or “dealer” shall be understood to include other financial intermediaries and counterparties. The Sub-Advisor may direct orders to an affiliated person of the Sub-Advisor or to any other broker-dealer who has been identified by the Advisor to the Sub-

Advisor as an affiliate of any other investment manager without prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees, provided that the Sub-Advisor does so in a manner consistent with Sections 17(a) and 17(e) of the Investment Company Act, Rule 17e-1 thereunder and the Rule 17e-1 procedures adopted by the Trust (a copy of which shall be provided to the Sub-Advisor by the Advisor). The Sub-Advisor’s primary consideration in effecting a securities transaction will be best execution. In selecting a broker-dealer to execute each particular transaction, the Sub-Advisor may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s or the Advisor’s overall responsibilities with respect to the Fund. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, any affiliate of either, or the Sub-Advisor. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine, and the Sub-Advisor shall report on such allocations regularly to the Advisor and the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Advisor, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

For the avoidance of doubt, neither the Sub-Advisor nor any of its affiliates will be liable for the performance of the obligations, or acts or omissions of, any broker-dealer with respect to any transaction placed on behalf of the Fund.

(c) Proxy Voting. The Advisor hereby delegates to the Sub-Advisor, the Advisor’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Fund. The Sub-Advisor’s proxy voting policies shall comply with any rules or regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Sub-Advisor shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Advisor’s voting procedures, of the Sub-Advisor’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall supply updates of this record to the Advisor or any authorized representative of the Advisor, or to the Fund on a quarterly basis (or more frequently, if required by law). The Sub-Advisor shall provide the Advisor and the Fund with information regarding the policies and procedures that the Sub-Advisor uses to determine how to vote proxies relating to the Fund. The Fund may request that the Sub-Advisor vote proxies for the Fund in accordance with the Fund’s proxy voting policies.

(d) Books and Records. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender reasonably promptly to the Fund copies of any of such records upon the Fund’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act with respect to the Fund and to preserve the records required by Rule 204-2 under the Advisers Act with respect to the Fund for the period specified in the Rule.

(e) Custody. Title to all investments shall be made in the name of the Fund, provided that for convenience in buying, selling, and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Fund’s custodian bank, or its nominee or as otherwise provided in the Fund’s custody agreement. The Fund shall notify the Sub-Advisor of the identity of its custodian bank and shall give the Sub-Advisor thirty (30) days’ written notice of any changes in such custody arrangements. Neither the Sub-Advisor, nor any parent, subsidiary or related firm, shall take possession of or handle any cash or securities, mortgages or deeds of trust, or other indicia of ownership of the Fund’s investments, or otherwise act as custodian of such investments. All cash and the indicia of ownership of all other investments shall be held by the Fund’s custodian bank. The Fund shall instruct its custodian bank to (a) carry out all investment instructions as may be directed by the Sub-Advisor with respect thereto (which may be orally given if confirmed in writing); and (b) provide the Sub-Advisor with all operational information necessary for the Sub-Advisor to trade on behalf of the Fund.

3. Representations of the Parties.

(a) Sub-Advisor shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(b) Sub-Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c) Sub-Advisor shall conduct its operations at all times in conformance with the Investment Advisers Act, the Investment Company Act and any other applicable state and/or self-regulatory organization regulations.

(d) Sub-Advisor shall be covered by errors and omissions insurance. The company self-retention or deductible shall not exceed reasonable and customary standards, and Sub-Advisor agrees to notify Advisor in the event the aggregate coverage of such insurance in any annual period is reduced below $5,000,000, except for the reduction due to claims.

(e) The Sub-Advisor represents and warrants to the Advisor and the Fund that (i) the retention of the Sub-Advisor as contemplated by this Agreement is authorized by the Sub-Advisor’s governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Advisor or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Sub-Advisor and when executed and delivered by the Sub-Advisor will be the legal, valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

(f) By execution of the Agreement, the Advisor represents that: (i) the terms hereof do not violate any law or other obligation by which the Advisor or the Fund is bound, whether arising by contract, operation of law or otherwise; (ii) the Agreement has been duly authorized by appropriate action and when so executed and delivered will be binding upon the Advisor in accordance with its terms; (iii) the Advisor has received a copy of Part 2 of the Sub-Advisor’s Form ADV; and (iv) the Advisor will deliver to the Sub-Advisor evidence of such authority as the Sub-Advisor may reasonably request, whether by way of a certified resolution or otherwise.

4. Independent Contractor. The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Fund, or the Advisor in any way, or in any way be deemed an agent for the Trust, the Fund, or the Advisor. It is expressly understood and agreed that the services to be rendered by the Sub-Advisor to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. Sub-Advisor’s Personnel. The Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Sub-

Advisor shall be deemed to include persons employed or retained by the Sub-Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice, and assistance as the Sub-Advisor, the Advisor or the Trust’s Board of Trustees may desire and reasonably request.

6. Expenses.

(a) The Sub-Advisor shall be responsible for (i) providing the personnel, office space, and equipment reasonably necessary to fulfill its obligations under this Agreement. The Sub-Advisor will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund.

(b) The Sub-Advisor may voluntarily absorb certain Fund expenses or waive some or all of the Sub-Advisor’s own fee.

(c) To the extent the Sub-Advisor incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund, the Advisor or the Fund shall promptly reimburse the Sub-Advisor for such costs and expenses. To the extent the Sub-Advisor performs services for which the Fund or the Advisor is obligated to pay, the Sub-Advisor shall be entitled to prompt reimbursement in such amount as shall be negotiated between the Sub-Advisor and the Advisor but shall, under no circumstances, exceed the Sub-Advisor’s actual costs for providing such services.

7. Investment Sub-Advisory Fee.

(a) The Advisor shall pay to the Sub-Advisor, and the Sub-Advisor agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an annual sub-advisory fee based on the net assets of the Fund. Such fee shall be paid at the annual rate specified in Exhibit A attached hereto on the net assets of the Fund, computed on the value of such net assets as of the close of business each day.

(b) The sub-advisory fee shall be paid by the Advisor to Sub-Advisor monthly in arrears on the tenth business day of each month.

(c) The initial fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Sub-Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d) The fee payable to the Sub-Advisor under this Agreement will be reduced to the extent of any receivable owed by the Sub-Advisor to the Advisor or the Fund.

(e) The Sub-Advisor voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Advisor of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Advisor hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(f) The Sub-Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Sub-Advisor hereunder.

8. No Shorting; No Borrowing. The Sub-Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Funds assets in connection with any borrowing not directly for the Fund’s benefit.

9. Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund and the Advisor represents and warrants that nothing herein contained is inconsistent with any such documents or requirements. In this connection, the Sub-Advisor acknowledges that the Advisor and the Trust’s Board of Trustees retain ultimate plenary authority over the Fund, and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10. Reports and Access. The Sub-Advisor agrees to supply such information to the Advisor and to permit such compliance inspections by the Advisor or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

11. Standard of Care, Liability and Indemnification.

(a) The Sub-Advisor shall exercise reasonable care and prudence in fulfilling its obligations under this Agreement.

(b) The Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by the Sub-Advisor for use by the Advisor in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to the Sub-Advisor. The Sub-Advisor shall have no responsibility or liability with respect to other disclosures.

(c) Except as otherwise provided in this Agreement, in the absence of willful misfeasance, bad faith, gross negligence, violation of law or reckless disregard of the obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust, or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund. Notwithstanding the foregoing, the Sub-Advisor shall not be liable to the Advisor, its officers, directors, agents, employees, controlling persons or shareholders, the Fund or to the Trust or its shareholders for (i) any acts of the Advisor or any other sub-advisor to the Fund with respect to the portion of the assets of the Fund not managed by the Sub-Advisor and (ii) acts of the Sub-Advisor which result from or are based upon acts of the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by Advisor, which records are not also maintained by the Sub-Advisor or, to the extent such records relate to the portion of the assets managed by the Sub-Advisor, otherwise available to the Sub-Advisor upon reasonable request, provided, in all cases, that the liability was not attributable to the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, violation of law or reckless disregard of its obligations or duties hereunder.

(d) Except as otherwise provided in this Agreement, including without limitation paragraph (c) above, each, party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall require an Indemnifying Party to indemnify an Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of its willful misfeasance, bad faith, violation of law or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

The provisions of this paragraph 11(e) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

(f) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Advisor or the Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. Non-Exclusivity; Trading for Sub-Advisor’s Own Account; Code of Ethics. The Advisor’s employment of the Sub-Advisor is not an exclusive arrangement. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Sub-Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling, or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act, a copy of which has been provided to the Board of Trustees of the Trust. It is understood that the Sub-Advisor or its affiliates may take investment action or give advice on behalf of such other clients that differs from investment action taken on behalf of the Fund.

The Sub-Advisor will make such reports to the Advisor and the Fund as are required by Rule 17j-1 and Rule 38a-1 under the Investment Company Act. The Sub-Advisor agrees to provide the Advisor and the Fund with any information required to satisfy the compliance program, code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act and any rules or regulations promulgated by the SEC. To the extent the Sub-Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Sub-Advisor shall provide the Advisor with a copy of such code of ethics and any amendments thereto.

13. Term. This Agreement shall become effective upon approval by the Board of Trustees of the Trust and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

14. Termination; No Assignment.

(a) This Agreement may be terminated at any time without payment of any penalty, by: the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Sub-Advisor and the Advisor. This Agreement also may be terminated at any time, without the payment of any penalty, by the Advisor or the Sub-Advisor upon sixty (60) days’ written notice to the Trust and the other party. In the event of a termination, Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund.

(b) This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the Investment Company Act.

15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

18. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Advisor (on behalf of itself and the Fund) and the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Advisor or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Advisor and the Fund and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Advisor or the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

19. Anti-Money Laundering Compliance. The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (together, “AML Laws”), the Fund has adopted an Anti-Money Laundering Policy. The Sub-Advisor agrees to comply with the Fund’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Fund and/or the Advisor such reports, certifications and contractual assurances as may be requested by the Fund or the Advisor. The Advisor may disclose information respecting the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

20. Certifications; Disclosure Controls and Procedures. The Sub-Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Advisor, the Sub-Advisor agrees to use its best efforts to assist the Advisor and the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-Advisor agrees to inform the Fund of any material development related to the Fund that the Advisor notifies the Sub-Advisor is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

21. Provision of Certain Information by the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor in writing of the occurrence of any of the following events:

(a) the Sub-Advisor fails to be registered as investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as investment adviser in order to perform its obligations under this Agreement;

(b) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Advisor or the Fund;

(c) the Sub-Advisor suffers financial impairment which materially interferes with its ability to manage the Fund or otherwise fulfill its duties under this Agreement;

(d) the Sub-Advisor, its principal officers or its controlling stockholders are the subject of a government investigation or inquiry, administrative proceeding or any other type of legal action which, under the Investment Company Act, would make it ineligible to serve as an investment adviser to an investment company;

(e) a change in the Sub-Advisor’s personnel materially involved in the management of the Fund; or

(f) a change in control or management of the Sub-Advisor.

22. Confidentiality. The parties to this Agreement shall not, directly or indirectly, permit their respective affiliates, directors, trustees, officers, members, employees, or agents to, in any form or by any means, use, disclose, or furnish to any person or entity, records or information concerning the business of any of the other parties except as necessary for the performance of duties under this Agreement or as required by law, without prior written notice to and approval of the relevant other parties, which approval shall not be unreasonably withheld by such other parties. The Advisor agrees not to make use of the investment recommendations of the Sub-Advisor with regard to other investment portfolios, products, clients or prospective clients without the written consent of the Sub-Advisor.

22. Use of Sub-Advisor’s Name and Logo. Neither the Fund nor the Advisor will use the Sub-Advisor’s name or make any statements relating to the Sub-Advisor or its affiliates in any promotional or disclosure materials relating to the Fund until the Sub-Advisor has reviewed and approved the materials prior to their first use. Such approval will not be unreasonably withheld or delayed. Neither the Advisor nor the Fund may use the logo of the Sub-Advisor or any affiliate in any promotional materials without the prior approval of the Sub-Advisor, which the Sub-Advisor may grant or withhold in its sole discretion. Within fifteen (15) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with Sub-Advisor.

23. Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

LITMAN/GREGORY FUND ADVISORS, LLC		SEGALL BRYANT & HAMILL, LLC

By:	/s/ John M. Coughlan	By:	/s/ Philip L. Hildebrandt
Name: John M. Coughlan		Name: Philip L. Hildebrandt
Title: Chief Operating Officer		Title: Chief Executive Officer

As a Third Patty Beneficiary,

LITMAN GREGORY FUNDS TRUST

on behalf of

PARTNERSELECT SBH FOCUSED SMALL-CAP VALUE FUND

By:	/s/ John Coughlan
Name: John Coughlan
Title: Treasurer